Exhibit 99.1

Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 14, 2016 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,312,110 or basic and diluted earnings per share of $.27 and $.26, respectively, for the three months ended June 30, 2016 – an increase of 4.68% from earnings for the three months ended June 30, 2015 of $1,253,438 or basic and diluted earnings per share of $.26 and $.25, respectively. Returns on average assets and average equity for the six months ended June 30, 2016 were 1.26% and 12.37%, respectively, compared with 2015 returns on average assets and average equity of 1.34% and 13.00%, respectively. Earnings for the six months ended June 30, 2016 increased $49,449 or 2.01% to $2,507,846 compared to $2,458,397 for the six months ended June 30, 2015.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "As with the first quarter of this year, the second has seen continued strong loan demand, deposit growth, and solid contributions from our non- interest income sources. We are ahead of our profit plan for the year and the three and six month periods as compared to 2015. Of note is our purchase of the state portion of a tax credit generated from the extensive renovation of one of Charleston's iconic historic buildings. This investment in our community will result in positive treatment of our state income taxes for some time. We are pleased with the first six months of 2016. "

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2016	2015
Shares Outstanding
BKSC Common Stock	4,941,789	4,915,610

Book Value Per Share	$ 8.40	$ 7.71

Total Assets	$ 424,944,857	$ 399,172,512

3 Months
Ending

Net Income	$ 1,312,110	$ 1,253,438

Basic Earnings Per Share	$ 0.27	$ 0.26

Diluted Earnings Per Share	$ 0.26	$ 0.25

Weighted Average Shares
Outstanding Basic	4,929,722	4,910,501

Weighted Average Shares
Outstanding Diluted	5,056,523	5,024,167

6 Months
Ending

Net Income	$ 2,507,846	$ 2,458,397

Basic Earnings Per Share	$ 0.51	$ 0.50

Diluted Earnings Per Share	$ 0.50	$ 0.49

Weighted Average Shares
Outstanding Basic	4,923,266	4,908,871

Weighted Average Shares
Outstanding Diluted	5,047,601	5,025,554

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500